UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 27, 2010

Biolase Technology, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-19627	87-0442441
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4 Cromwell, Irvine, California		92618
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	949-361-1200

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

Biolase Technology, Inc. (the "Company"), entered into a term loan for funding of up to $5 million, as described below under Item 2.03. The description of the term loan and related transactions under Item 2.03 are incorporated into this item by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On May 27, 2010, Biolase Technology, Inc. (the "Company") entered into a Loan and Security Agreement (the "Loan Agreement") with MidCap Financial, LLC, a Delaware limited liability company, and Silicon Valley Bank, a California corporation (collectively, the "Lenders") for term loan funding of up to $5 million. In connection with the Loan Agreement, the Company issued two Secured Promissory Notes in favor of the Lenders (the "Notes") and two Warrant Agreements in favor of the Lenders (the "Warrants") to purchase up to an aggregate of 101,694 shares of the Company’s $0.001 par value per share Common Stock ("Common Stock") at a per share price of $1.77, for aggregate initial gross proceeds of $3 million. Proceeds from the term loan will be used to fund the Company’s ongoing working capital needs.

The agreements constituting the term loan include the Loan Agreement, the Notes, the Warrants, the Intellectual Property Security Agreement, and various ancillary documents, certificates, disclosure schedules, opinions and exhibits in support thereof, each dated May 27, 2010.

The following summary is not complete, and is qualified in its entirety by reference to the full text of the agreements or forms of the agreements, which will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2010. Readers should review those agreements or forms of agreements for a more complete understanding of the terms and conditions associated with this transaction.

Pursuant to the Loan Agreement, the Lenders agreed to initially loan the Company $3 million upon the satisfaction of certain closing conditions. The Loan Agreement includes an option, which expires on August 31, 2010, for the Company to receive an additional $2 million in funding upon the satisfaction of certain conditions, including generating cash from other financing sources.

The outstanding principal balance of the loan bears interest at an annual percentage rate equal to the greater of the thirty (30) day LIBOR rate or three percent, plus nine and one quarter percent. The interest rate will be adjusted each month and interest will be paid monthly. Beginning in December 2010, the outstanding principal will be repaid in 30 equal monthly installments. The final payment of all unpaid principal and accrued interest is due on May 2, 2013 (the "Maturity Date"). The Company’s obligations are secured by substantially all of the Company’s assets now owned or hereinafter acquired, including its intellectual property, as well as those of its two wholly-owned subsidiaries, BL Acquisition Corp. and BL Acquisition II, Inc., each of whom have provided a security agreement and certain guarantees to the Lenders.

The Loan Agreement permits the Company to prepay the outstanding principal amount and all accrued but unpaid interest and fees, subject to a prepayment fee. The amount of the prepayment fee depends on when the prepayment is made. If prepayment is made on or prior to the first anniversary of the date of the term loan, the prepayment fee is equal to six percent of the outstanding principal at the time of prepayment. If prepayment is made after the first anniversary of the term loan and on or prior to the second anniversary of the term loan, the prepayment fee is equal to four percent of the outstanding principal at the time of prepayment. If prepayment is made after the second anniversary of the term loan and prior to the Maturity Date, the prepayment fee is equal to two percent of the outstanding principal at the time of prepayment.

The Loan Agreement requires certain post-closing covenants and compliance with customary financial and performance covenants and provides for customary events of default. If a default occurs, the Lenders may declare the amounts outstanding under the Loan Agreement immediately due and payable.

Pursuant to the Loan Agreement, the Company is obligated to pay a commitment fee of one-half of one percent of the aggregate $5 million term loan amount, or $25,000.00, which was paid prior to the execution of the Loan Agreement. In addition, upon the Company’s repayment of the loan, the Company must pay a final payment fee equal to three percent of the total amount funded under the Loan Agreement.

In connection with the Loan Agreement, the Company issued to the Lenders five-year warrants (the "Warrants") to purchase an aggregate of 101,694 shares of Common Stock at a per share price of $1.77, which was the average price per share of the Company’s common stock for the 20 business days immediately prior to the issue date. The Warrants may be exercised on a cashless basis.

Item 8.01 Other Events.

On May 28, 2010, the Company issued a press release announcing the signing of the Loan Agreement disclosed in Item 2.03 above. A copy of that press release is filed as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits
99.1 Press Release of Biolase Technology, Inc., dated May 28, 2010.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Biolase Technology, Inc.

June 3, 2010	By:	/s/ David M. Mulder

Name: David M. Mulder
Title: Chief Executive Officer

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Exhibit Index

Exhibit No.	Description

99.1	Press Release of Biolase Technology, Inc., dated May 28, 2010